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                                              [HAYNES AND BOONE, LLP LETTERHEAD]


                                                                     EXHIBIT 5.1


October 23, 1998


BeautiControl Cosmetics, Inc.
2121 Midway Road
Carrollton, TX  75006


Re:     Registration Statement on Form S-3 of 1,200,000 shares of
        Common Stock of BeautiControl Cosmetics, Inc.

Gentlemen:

We have acted as counsel to BeautiControl Cosmetics, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 1,200,000 shares of Common Stock, par value $.10 per share (the "Common Stock") of the Company.

We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion. Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 1,200,000 shares of Common Stock to be registered pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to this Registration Statement, and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

Very truly yours,


/s/ HAYNES AND BOONE, LLP

HAYNES AND BOONE, LLP